Filed pursuant to Rule 433

Free Writing Prospectus dated August 11, 2025

Registration Statement No.: 333-272200

CVS HEALTH CORPORATION

Pricing Term Sheet — August 11, 2025

$750,000,000 5.000% Senior Notes due 2032

$1,500,000,000 5.450% Senior Notes due 2035

$1,250,000,000 6.200% Senior Notes due 2055

$500,000,000 6.250% Senior Notes due 2065

Issuer:	CVS Health Corporation (the “Issuer”)

Description of Securities:

$750,000,000 5.000% Senior Notes due 2032 (the “2032 Notes”)

$1,500,000,000 5.450% Senior Notes due 2035 (the “2035 Notes”)

$1,250,000,000 6.200% Senior Notes due 2055 (the “2055 Notes”)

$500,000,000 6.250% Senior Notes due 2065 (the “2065 Notes” and, together with the 2032 Notes, the 2035 Notes and the 2055 Notes, the “Notes”)

Maturity Date:	September 15, 2032 for the 2032 Notes September 15, 2035 for the 2035 Notes September 15, 2055 for the 2055 Notes September 15, 2065 for the 2065 Notes

Settlement Date:

August 15, 2025 (T+4)

We expect to deliver the Notes against payment for the Notes on or about August 15, 2025, which will be the fourth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the business day before the delivery of the notes hereunder will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement.

Issue Price:	99.694% of principal amount for the 2032 Notes 99.970% of principal amount for the 2035 Notes 99.896% of principal amount for the 2055 Notes 99.597% of principal amount for the 2065 Notes

Coupon:	5.000% for the 2032 Notes 5.450% for the 2035 Notes 6.200% for the 2055 Notes 6.250% for the 2065 Notes

Benchmark Treasury:	2032 Notes: 4.000% UST due July 31, 2032 2035 Notes: 4.250% UST due August 15, 2035 2055 Notes: 4.750% UST due May 15, 2055 2065 Notes: 4.750% UST due May 15, 2055

Benchmark Treasury Price and Yield:	2032 Notes: 99-26; 4.031% 2035 Notes: 99-23+; 4.283% 2055 Notes: 98-10; 4.857% 2065 Notes: 98-10; 4.857%

Spread to Benchmark Treasury:	2032 Notes: +102 basis points (1.02%) 2035 Notes: +117 basis points (1.17%) 2055 Notes: +135 basis points (1.35%) 2065 Notes: +142 basis points (1.42%)

Yield to Maturity:	2032 Notes: 5.051% 2035 Notes: 5.453% 2055 Notes: 6.207% 2065 Notes: 6.277%

Interest Payment Dates:

2032 Notes: Semiannually on September 15 and March 15, commencing on March 15, 2026

2035 Notes: Semiannually on September 15 and March 15, commencing on March 15, 2026

2055 Notes: Semiannually on September 15 and March 15, commencing on March 15, 2026

2065 Notes: Semiannually on September 15 and March 15, commencing on March 15, 2026

Record Dates:	2032 Notes: September 1 and March 1 2035 Notes: September 1 and March 1 2055 Notes: September 1 and March 1 2065 Notes: September 1 and March 1

Optional Redemption Provisions:

2032 Notes: Prior to July 15, 2032 (two months prior to the maturity date), make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 20 basis points. On or after July 15, 2032, redeemable at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed.

2035 Notes: Prior to June 15, 2035 (three months prior to the maturity date), make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 20 basis points. On or after June 15, 2035, redeemable at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed.

2055 Notes: Prior to March 15, 2055 (six months prior to the maturity date), make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 25 basis points. On or after March 15, 2055, redeemable at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed.

2065 Notes: Prior to March 15, 2065 (six months prior to the maturity date), make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 25 basis points. On or after March 15, 2065, redeemable at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed.

Change of Control:	Upon certain change of control events, the Issuer will be required to make an offer to purchase the Notes in cash at a price equal to 101% of their aggregate principal amount.

Joint Book-Running Managers:	BARCLAYS CAPITAL INC. J.P. MORGAN SECURITIES LLC WELLS FARGO SECURITIES, LLC BOFA SECURITIES, INC. CITIGROUP GLOBAL MARKETS INC. GOLDMAN SACHS & CO. LLC

Co-Managers:

MIZUHO SECURITIES USA LLC

RBC CAPITAL MARKETS, LLC

TRUIST SECURITIES, INC.

UBS SECURITIES LLC

U.S. BANCORP INVESTMENTS, INC.

BNY MELLON CAPITAL MARKETS, LLC

FIFTH THIRD SECURITIES, INC.

MORGAN STANLEY & CO. LLC

PNC CAPITAL MARKETS LLC

SMBC NIKKO SECURITIES AMERICA, INC.

ICBC STANDARD BANK PLC[1]

TD SECURITIES (USA) LLC

KEYBANC CAPITAL MARKETS INC.

LOOP CAPITAL MARKETS LLC

ACADEMY SECURITIES, INC.

SAMUEL A. RAMIREZ & COMPANY, INC.

PIPER SANDLER & CO.

CUSIP Number:	2032 Notes: 126650EJ5 2035 Notes: 126650EK2 2055 Notes: 126650EL0 2065 Notes: 126650EM8

Ratings*:	Baa3 (Moody’s) / BBB (S&P) / BBB (Fitch)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
[1]

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Notes constituting part of its allotment solely outside the United States.

Changes to Preliminary Prospectus Supplement

Other Relationships

The following paragraph shall replace the second paragraph under the heading “Underwriting—Other Relationships” in the Preliminary Prospectus Supplement:

In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain other of those underwriters or their affiliates have hedged and are likely in the future to hedge, and certain other of those underwriters or their affiliates may hedge, or otherwise reduce their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge or otherwise reduce such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. An affiliate of one of the underwriters, BNY Mellon Capital Markets, LLC, is acting as Trustee, Registrar and Paying Agent in the offering.

This pricing term sheet should be read together with the Issuer’s preliminary prospectus supplement dated August 11, 2025, the accompanying prospectus dated May 25, 2023 and the other documents incorporated by reference therein. Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus Supplement.

The Issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of the prospectus and the preliminary prospectus supplement from Barclays Capital Inc. by calling toll-free at 1-888-603-5847, J.P. Morgan Securities LLC by calling collect at 1-212-834-4533 and Wells Fargo Securities, LLC by calling toll-free at 1-800-645-3751 or emailing wfscustomerservice@wellsfargo.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.